Exhibit 99.1

For more information, contact:
Myra Moreland
Metaldyne
734-207-6762

Tina Kozak
Metaldyne
734-207-6713

MEDIA RELEASE

Metaldyne Announces Completion of Exchange Offer for
10% Senior Notes due 2013

PLYMOUTH, Mich. —December 16, 2005 — Metaldyne Corporation announced today that as of December 12, 2005, it completed its exchange offer to exchange its 10% Senior Notes due 2013 (the “Original Notes”) for registered 10% Senior Notes due 2013 (the “Exchange Notes”). The Exchange Notes are identical to the Original Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended. An aggregate principal amount of $150,000,000, or 100%, of the Original Notes were exchanged for Exchange Notes pursuant to the exchange offer.

This press release shall not constitute an offer to sell or the solicitation of an offer to purchase any securities.

About Metaldyne

Metaldyne is a leading global designer and supplier of metal-based components, assemblies and modules for transportation-related powertrain and chassis applications including engine, transmission/transfer case, wheel-end and suspension, axle and driveline, and noise and vibration control products to the motor vehicle industry. .

Headquartered in Plymouth, Mich., Metaldyne has annual revenues of approximately $2.0 billion. The company employs over 7,500 employees at 45 facilities in 14 countries.

For more information, please visit http://www.metaldyne.com.

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